Exhibit 10.1

Coca-Cola Enterprises, Inc.

Form of Stock Option Agreement

for

Senior Officers in the United States

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises, Inc.:

Grant Date:

Option Exercise Price:

Service Conditions to Vesting (“Service Dates”):

The terms and conditions applicable to the grant of stock options made by Coca-Cola Enterprises, Inc. (the “Company”) to senior officers in the United States are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.	Grant of Options. A stock option (also referred to as an option) is the right to purchase a share of the Company’s stock at a specified price. The exercise price of stock options granted to you on the Grant Date is [Insert Option Exercise Price], the closing trading price of the Company’s stock on that date.

2.	Vesting of Options. The stock options under this grant vest (become exercisable) at the earliest of:

a.	As long as you are continuously employed by the Company or a Subsidiary, according to the following schedule of Service Dates:

b.	One-hundred percent (100%) upon your death or termination due to Disability

c.	On a pro rata basis in the event of your Severance Termination. The pro ration fraction is determined for each unvested tranche of options by dividing the number of months between the grant date and your termination date by the number of months between the grant date and the vesting date for each tranche of options.

d.	One-hundred percent (100%) in the event of your Severance Termination within 24 months following a Change in Control of the Company (as defined in the Plan).

3.	Term of Options. You have ten years from the date of grant, to exercise any vested options, except that any options that are or become vested at the time of your termination due to your death or Disability may only be exercised up to 60 months following such termination (but not to exceed the term of the options).

4.	Definitions. For purposes of this grant, the following definitions apply:

a.	“Cause” means (i) willful or gross misconduct by you that is materially detrimental to the Company or a Subsidiary, including but not limited to a willful violation of the Company’s trading policy or code of business conduct that is materially detrimental to the Company or a Subsidiary, (ii) acts of personal dishonesty or fraud by you toward the Company or a Subsidiary, (iii) your conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company or a Subsidiary, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or a Subsidiary’s counsel, or (iv) your refusal to cooperate in an investigation of the Company or a Subsidiary if requested to do so by the Board of Directors of the Company. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before you may be terminated for Cause, you shall be given 30 days to cure such misconduct, if cure is possible.

b.	“Disability” means your inability by reason of a medically determinable physical or mental impairment, to engage in the ordinary duties of your position with the Company, which condition, in the opinion of a doctor mutually agreed upon by you and the Company, is expected to have a duration of not less than one year.

c.	“Good Reason” means (i) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from your first role with the Company on the Grant Date (ii) a reduction in base salary or annual target cash incentive opportunity, or (iii) a change from the work location specified in your employment agreement with the Company that was not mutually agreed upon in writing by you and the Company, provided, however, that (A) you do not consent in writing to such event, (B) you give written notice to the Company within 60 days of the date on which you first receive notice of the circumstances giving rise to the event, (C) the Company has not remedied the matter within 30 days, and (D) if the matter is not remedied, you actually separate from service.

d.	“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company at the time and in the manner specified in your employment agreement with the Company.

5.	Exercise of Options. You may exercise your vested options by following the procedures established from time to time by the Company.

6.	Nature of Grant. In accepting the grant, you are acknowledging that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

b.	the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

c.	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; and

d.	in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws), and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this grant, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

7.	Responsibility for Taxes. By accepting this grant, you also acknowledge that, regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you may be required to pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you are hereby authorizing the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or from proceeds of the exercise of the option. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you must pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means described above. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items, as described in this section.

8.	Deemed Acceptance of Grant. There is no need to acknowledge your acceptance of this grant of stock options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

9.	Plan Administration. The Company is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES, INC. STOCK PLAN ADMINISTRATOR P.O. BOX 723040 ATLANTA, GA, USA 31139-0040 (678) 260-3000

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